SUMMARY REPORT
                                                                  EXHIBIT 99 (A)
                       FAME # I AND FAME #2 MINERAL CLAIMS

                                   ANYOX AREA

                      CENTRAL WEST BRITISH COLUMBIA, CANADA

                      SKEENA MINING DIVISION - NTS 103 P/12

               LATITUDE 55' 30.4' NORTH - LONGITUDE 129' 59' WEST

               UTM EASTING 439,050 - NORTHING 6,151,425 - NAD 1927

                                      OWNER

                                  CARSTEN MIDE

                           1702 - 1166 ALBERNI STREET

                        VANCOUVER, B.C., V6E 3Z3, CANADA

                                       BY

                          BAKKER GEOLOGICAL CONSULTING

                          EBO BAKKER, P.GEOL. (ALBERTA)

                          3947 WEST KING EDWARD AVENUE

                        VANCOUVER, B.C., V6S IN2, CANADA

                                       FOR

                              ANYOX RESOURCES INC.

                           1702 - 1166 ALBERNI STREET

                        VANCOUVER, B.C., V6E 3Z3, CANADA

AUGUST 19, 1998                                                            B
                                                                             G
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Bakker Geological Consulting  Fame Property, Anyox B.C.              August 1998
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                                TABLE of CONTENTS

Summary and Conclusions                                                        1

I.0. Introduction                                                              2

2.0  Location and Access                                                       2

3.0  Legal Status                                                              3

4.0  Physiography and Climate                                                  4

5.0  Regional Geology and Mineralization                                       4

     5.1  Regional Geology                                                     4

     5.2  Regional Mineralization                                              5

6.0  History and Previous Work in the Anyox Area                               6

     6.1  History                                                              6

     6.2  Previous Work in the Anyox Area                                      6

7.0  The Fame Property                                                         7

     7.1  Geology                                                              7

     7.2  Previous work                                                        7

          Moss mat samples                                                     7

          Stream sediment samples                                              8

          Sample evaluation                                                    8

          Sample analysis Fame Property                                       10

8.0  Recommendations                                                          10

     Figure I Fame Property, Location Map, scale 1:6,250,000    following page 3

     Figure 2 Claim Locations and Access, scale 1:250,000       following page 3

     Figure 3 FAME # I and # 2 Claims, scale 1:25,000           following page 3

     Table Fame # I and # 2 Samples                             following page 8

     Appendix 1 Claim Record Forms                              at end of report

     Appendix 2 State,emt of Qualifications                     at end of report

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SUMMARY AND CONCLUSIONS

The Fame Property consists of the FAME # I and FAME # 2 mineral claims. The claims total 25 units or 625 ha (470 ha or 1175 acres net, because of overlap with pre-existing claims). The claims are in good standing and are registered in the name Carsten Mide of Vancouver B.C. The claims expire on September 25, 1998. However, Can.$ 2,500 will be applied to the claims to renew the status for another year.

The property is located on the Anyox peninsula in west central British Columbia, about Access to the property is by boat or by helicopter from Terrace, Stewart or Prince Rupert. The terrain on the property is rugged, elevations range from 244 to 1128 m (800 to 3700 feet). The valley of Donahue Creek 850 air kilometers north of Vancouver B.C. elevations range from 244 to 1128 m (800 to 3700 feet) and its major tributary is relative level, mountain slopes are moderately steep, and uplands are relative level. The property is variably covered with brush, forest, and grassy areas. Alluvial deposits are prominent in major creek valleys while good outcrop is common on mountain slopes.

In the Anyox area, a roof pendant with Jurassic volcanic, sedimentary and plutonic rocks, is preserved within the Coast Plutonic Complex. The Jurassic units are contact metamorphosed to lower greenschist facies and are multiple folded. Faults of various styles are common. The units consist of the Clashmore Complex, the Hazelton group and the Bowser Lake Group. The contact between the last two units is an ancient sea floor.

The most important ore deposits in the Anyox area are the volcanogenic massive sulphide deposits. The largest ones, the Hidden Creek - 4nyox and the Bonanza Deposits have recorded copper, silver and gold production, totalling nearly one billion US$ gross metal value (1997 prices). Several smaller deposits are present in the area.

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Large areas of the Anyox area are underexplored. Most of the work has been done in the proximity of major deposits. The provincial government carried out a stream sediment geochemical survey in 1979, (1185 samples, of which 106 from the roof pendant and 5 from the Fame Property). Reconnaissance surveys were done on behalf of TVI Copper Inc. in 1994. A moss mat geochemical survey was carried out in 1997 on behalf of Five Star International Resources Inc., (87 samples of which 6 from the Fame Property).

The Fame Property is underlain by Clashmore Complex rocks and Hyder Pluton granitic rocks. The Clashmore Complex contains elsewhere in the area several base metal deposits. Hyder Pluton granitic rocks are elsewhere in the area anomalous in molybdenum, uranium and related elements. Most of the eleven stream sediment and moss mat samples from the Fame Property have high to anomalous values of base elements (copper, chromium, nickel, zinc, cadmium and/or lead). Two samples have high to anomalous gold values. The high and anomalous values point to different sources for the base metals and the gold. The base metal source appears promising.

Recommended is a Phase I exploration program, to consist of a follow up stream sediment and moss mat geochemical survey (to zoom in on the base metal and gold source), and a prospecting - mapping -sampling program that focuses on the areas underlain by rocks of the Clashmore Complex. 2

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1.0  INTRODUCTION

Bakker Geological Consulting of Vancouver, B.C. (BGC) was requested by Anyox Resources Inc. of Vancouver, B.C. to prepare this report on the FAME # I and FAME # 2 Mineral Claims. The report describes the mineral exploration potential of these claims. The claims are located on the Anyox peninsula in central western British claims, Columbia, and are collectively known as the Fame Property. Recommendations for a Phase I program of work at the Fame Property.

The contents of this report is based on a study of relevant public and private reports on the Anyox area, on work in the Anyox area in 1980 and 1997, on a visit to the Fame Property during a mapping and sampling program in the Anyox area in September 1997, and on an analysis of 193 samples from that area.

2.0  LOCATION AND ACCESS

The general location of the Fame Property is shown in Figure I and 2. Figure 3 gives a more detailed view of the topography, claims and underlying geology. The Fame Property is approximately 850 air-kilometers north of Vancouver, B.C.

Access to the Fame Property is by helicopter from the City of Prince Rupert, the Village of Terrace or the Town of Stewart. Prince Rupert and Terrace are serviced by scheduled daily flights from Vancouver. The shore area can also be reached by water or by float equipped fixed wing aircraft.

3.0  LEGAL STATUS

The Fame Property includes the following two mineral claims:

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         name               tenure           size             size ha           size ha          expiry
                            number          units              gross              net             date

         FAME #1           359,391          5Sx1W               125                70        Sept. 25, 1998
         FAME #2           359,392          5Sx4E               500               400        Sept. 25, 1998

Both claims are registered in good standing at the Mineral Titles Branch of the British Columbia Ministry of Energy and Mines in the name of Carsten Mide, Vancouver B.C. 3

The Fame Property proper is the area controlled by Mr. Mide, which is 70 ha (175 acres) for the FAME # I claim and 400 ha (1000 acres) for the FAME # 2 claim, because of overlap with the pre-existing claims ALTA 1, ORO 2 and 4, DISCOVERY # 1, and ROSE 1, (see Figure 3).

Prior to the expiry date, Can.$ 2,500 will be applied to the claims as assessment work, in order to keep the claims in good standing until September 25, 1999. Failing that an amount of Can.$ 2,500 can be paid as 'cash in lieu' for the same purpose.

4.0  PHYSIOGRAPHY AND CLIMATE

The Anyox peninsula is extremely rugged. Elevations range from sea level to 1680 m (5509 feet) at Mount Clashmore. Creeks tend to cut in deeply and valleys have steep slopes. Lower areas are generally covered by forest of variable density; higher areas have patches of small trees and shrub in grassy areas. Perennial snow is common and several glaciers are present at the highest elevations.

The Fame Property is situated in the Donahue Creek catchment basin with elevations ranging from 244 to 1128 m (800 to 3700 feet). The forest cover and steepness of slopes

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are less than elsewhere in the area. Extensive near-level open and brush covered areas exist in the Donahue Creek valley and in the valleys of its major tributaries.

The climate in the Anyox area is typical for an area at middle latitudes near the sea. Summers are mild with alternating warrn dry and cool rainy weather. Winters are typified by much rain and snow.

5.0  REGIONAL GEOLOGY AND MINERALIZATION

5.1  REGIONAL GEOLOGY

On the Anyox peninsula, roughly from Mount Marshal to Mount Newport (Figure 2), a roof pendant, containing Jurassic volcanic and sedimentary rocks, is preserved within the late Cretaceous to early Tertiary Coast Plutonic Complex. The Coast Plutonic Complex has, in turn, been intruded by a series of Oligocene or younger lithologically distinctive dykes.

Contact metamorphism has elevated Jurassic units to lower greenschist facies. The area has been cut by major strike-slip, normal and thrust faults. Several phases of folding have deformed the Jurassic succession.

The oldest rock units in the roof pendant are mapped as Devonian to Jurassic Clashmore Complex. The term Clashmore Complex is an informal term given to the region of structurally interleaved and highly strained metasedimentary, metavolcanic and meta- intrusive rocks, which occur at the west and central west side of the Anyox peninsula.

The Hazelton Group of Lower (?) to Lower Middle Jurassic age metavolcanic rocks, outcrops east of the Clashmore Complex rocks at the central east side of the Anyox

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peninsula. This Group consists of volcanic breccias, pillowed voicanics and massive volcanic flows.

The Bowser Lake Group of Upper Middle to Upper (?) Jurassic age turbidites (siltstones, mudstones, sandstones and conglomerates) overlies the Hazelton Group metavolcanics and outcrops at the East Side of the Anyox peninsula.

Eocene Hyder Pluton intrusives with granite, quartz monzonite and granodiorite underlie the Anyox roof pendants and outcrop north and south of the Clashmore Complex, Hazelton Group and Bowser Lake Groups.

5.2  REGIONAL MINERALIZATION

The most important ore deposits in the Anyox area are the volcanogenic massive sulphide deposits that include the Hidden Creek- - Anyox Deposit and the Bonanza Deposit. These two deposits have recorded copper, silver and gold production totalling nearly one billion, US$ gross metal value (based on 1997 metal prices). Other, smaller deposits, including the Double Ed Deposit and the Redwing Deposit are found in the same geological environment as the ma or producers. These deposits are all in the heavily explored and i developed area within a few kilometers of the old Anyox townsite. The major massive sulphide deposits and the majority of the surrounding mining properties are found close to the contact between Hazelton Group metavoicanic rocks and metavolcanic and meta- intrusive rocks, which occur at the west and central west side of the Anyox peninsula. The Hazelton Group of Lower (?) to Lower Middle Jurassic age metavolcanic rocks, outcrops east of the Clashmore Complex rocks at the central east side of the AnyDx peninsula. This Group consists of volcanic breccias, pillowed voicanics and

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the overlying Bowser Lake Group turbidites. The deposits were obviously formed at an ancient sea floor by processes similar to the formation of deposits associated with the 'black smokers' off the coast of British Columbia.

Quartzite hosted sulphides are found within a sequence of Hazelton Group metabasalts on the Eden Property, located approximately 3 kilometers east of Mount Clashmore. The Eden Property has published reserves of 158,742 tonnes of 1.5% copper and 1,9% zinc.

In the Maple Bay area, there are several smaller vein deposits, including the Outsider Deposit, the Eagle-May Queen Deposit and the Princess Deposit. These deposits occur mainly as quartz veins in greenstones of the Clashmore Complex.

In the Sylvester Bay area, approximately 7 kilometers south of the old Anyox townsite, molybdenum is found in the Molly May Deposit. This deposit occurs as four zones in a north-east trending 2.5 by 1.0 kilometer quartz monzonite stock.

6.0  HISTORY AND PREVIOUS WORK IN THE ANYOX AREA

6.1  HISTORY

The Anyox area was first prospected in the early 1900's. The Hidden Creek - Anyox deposit was first staked in 1901. This deposit was put into production in 1914 and until the mine closed in 1935, it had the largest copper smelter in the British Commonwealth.

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6.2  PREVIOUS WORK IN THE ANYOX AREA

It is obvious that most of the Anyox peninsula is underexplored. The majority of the previous work carried out in this area, has been restricted to intense examination of the following areas:

o    the narrow  high-grade  gold veins on Granby  Peninsula;

o    the copper-gold vein systems in the Maple Bay area;

o the major volcanogenic "Anyox type" massive sulphide deposits in the Anyox Creek and Bonanza Creek areas;

o    little work on the molybdenum occurrences near Granby Bay.

The provincial government carried out a Regional Geochemical Survey over the entire Anyox area in 1979. The samples were re-analysed in 1995, using more sophisticated analytical methods for more elements, including gold. Samples with anomalous values of gold, silver, chromium, nickel, cobalt, copper, zinc and/or lead, among others, were common in certain areas. A subset of 106 samples from the area between Mount Marshal and Mount Newport were used for a detailed sample evaluation. Five of these samples were collected on or near the Fame Property, (Figure 3).

Reconnaissance surveys were carried out on behalf of TVI Copper Inc. in the Anyox area in 1994. Numerous zones of copper, gold, silver, lead and zinc mineralization in quartz veins, gossans, siliceous argillite and sulphide lenses were detected.

A reconnaissance mapping and moss mat sampling program was carried out in the Anyox area by the geologists Doug Symonds and Ebo Bakker of Vancouver B.C. in September 1997, on behalf of Five Star International Resources Inc. of Vancouver, B.C. Six out of a total of 87 samples were collected on or near the Fame Property, (Figure 3).

Bakker Geological Consulting  Fame Property, Anyox B.C.              August 1998
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7.0  THE FAME PROPERTY

7.1  GEOLOGY

The Fame Property is mainly underlain by Clashmore metasedimentary, metavolcanic and/or metaplutonic rocks. Hyder Pluton granitic rocks are found in the north-east and Clashmore mafic and ultrarnafic rocks are found in a small area in the southeastern part of the property. Rocks in the Donahue Creek valley and in the valley of its major tributary are extensively covered with alluvial deposits.

7.2  PREVIOUS WORK

It appears that, except for the collection of a small amount of samples, no other work has been carried out on the Fame mineral claims.

Moss mat samples

Six moss mat samples collected in the 1997 program for Five Star International Resources Inc. came from or near the Fame Property, (Figure 3, Table). Moss mat sampling was chosen as a primary reconnaissance technique in the Anyox area based upon studies of surveys carried out by other workers.

Up to a few pounds of moss (including sediment and water) was collected at each selected site. The sample was immediately packed in plastic bags. Sample locations were tagged. The samples were shipped to Acme Analytical Laboratories in Vancouver, B.C. At the laboratory, the sediment was, after separation from the moss, analysed for 30 elements by ICP (see Table). Gold was, in addition, also determined by fire assay.

Two samples (116 and 117), that were collected from small tributaries of Donahue Creek downstream from the Fame Property, are anomalous in copper, zinc and cadmium. Two

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samples (14 and 15), collected from small tributaries at the eastern side of the Fame Property, are high in zinc and cadmium. Zinc is found in nature as sphalerite, which carries up to 5% cadmium. One sample (115), collected from a major tributary of Donahue Creek at the northern side of the Fame Property, is high in lead.

Stream sediment samples

Five stream sediment samples collected in the 1979 provincial government program came from or near the Fame Property (Figure 3, Table). The samples were analysed for 31 elements by various methods. Seven elements were determined by two different methods, only average values are here reported.

Three samples (58, 60 and 102) have high chromium values. Two of these (58 and 60) have also high zinc values, and one sample (58) has in addition a high nickel value. Two samples (59 and 60) have high gold values.. The samples # 58, 60 and 61 come from major tributaries to Donahue Creek. The samples # 59 and 102 are likely-from Donahue Creek itself.

Sample evaluation

Moss that grows as 'mats' on rocks and old logs in or adjacent to creek beds catches sediment during flooding. This sediment acts as a soil for new moss growth. The amount of sediment caught in moss at a particular location is a function of many factors and amounts of sediment can range from virtually nothing too much. Studies have shown that gold is preferentially trapped in moss, (i.e. moss acts as a natural sluice box.

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Concentration of heavy particles is expected to be less consistent in stream sediment samples, as the concentration varies throughout the sediment profile.

Central to the evaluation of stream sediment and moss mat samples is the definition of drainage basins upstream from the sample locations. Any mineralization that is actively being eroded in a drainage basin upstream from a sample location has the potential to be represented in that sample. Critical factors that influence this representation are:

o    type and strength of the mineralization:

o size of the mineralized area (i.e., how much material is generated by the mineralized area;

o    nature of the mineralized rock, (i.e. does the rock erode easily or not);

o    distance from mineralization to sample location;

o dilution of the sample with non-mineralized material: governed by for instance, the size of the drainage basin. amount of run-off, relief and density of vegetation.

It is possible, although unlikely for a significant deposit, that, because of glacial transport, the source of the mineralization is outside the drainage basin.

It is obvious from the above, that an evaluation is not strictly quantitative. The samples are not 'equal', as is more or less the case in, for instance, a soil geochem survey.

Only anomalous values are usually of interest. These values, however, have no meaning if the variation in value is small, or if the anomalous values are not significantly higher than the background values in the source rock. On the other hand, even non-anomalous values can be importance, if they are significantly higher than the expected background values. It is therefore essential for this kind of samples, to compare all values also with the expected background values.

A sample with a value that is significantly higher than the background value for a particular element indicates only that a mineralized area with that element exists in the drainage basin upstream from that sample. The concentration of that element is likely higher in the mineralized area, (because of dilution downstream), but the value in the sample is otherwise no indication of the size and strength of the mineralization.

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Sample Analysis Fame Property

The samples that have high base metal values (14, 16, 115, 116, 117 and 58, 60, 102) seem to have a source that is upstream from sample # 58. The # 58 sample, and all samples downstream from the confluence with Donahue Creek, have high values. But, although # 14 is high in zinc-cadmium, the adjacent samples (15 and 59) are not. A large part of that drainage area is within the Fame Property.

The high gold values (59 and 60) point to a source upstream from sample # 59.

8.0  RECOMMENDATIONS

A Phase I exploration program is recommended on the Fame Property. To consist of the following:

     1. Detailed stream geochemical and moss mat sampling to follow up the high base metal and gold values on the property. The aim is to zoom in on the source of these high values.

     2. Detailed prospecting, mapping and sampling of the property. The work should focus on the area underlain by rocks of the Clashmore Complex, and in particular on the areas with good outcrop at higher elevations.

Respectfully Submitted,

BAKKER GEOLOGICAL CONSULTING


       /s/  Ebo Bakker

Ebo Bakker, M.Sc., P. Geol. (Alberta)

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                                   APPENDIX I



                               Claim Record Forms

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                                   APPENDIX 2




                           Statement of Qualifications

                           STATEMENT OF QUALIFICATIONS

I, Ebo Bakker, of 3947 West King Edward Avenue, Vancouver B.C., do hereby certify that:

     1. I am registered as a Professional Geologist with the Association of Professional Engineers, Geologists and Geophysicists of Alberta, since 1985.

     2. I am a Fellow of the Geological Association of Canada since 1981 and a Member of the Irish Association of Economic Geology since 1992.

     3. I am a graduate of the University of Leiden in the Netherlands where I obtained a B. Sc. Degree in Geology with Mathematics, Physics and Chemistry in 1973, and an M. Sc. Degree in Geology in 1979.

     4. I have practiced my profession as a geologist since 1973 in Sweden, Canada, U.S.A., Mexico, Turkey, Costa Rica, Brazil and Ghana.

     5. I am the author of this report on the Anyox area and the FAME # I and FAME #2 claims in British Columbia, Canada. The report is based on work done in the Anyox area by myself in 1980 and 1997, and on the FAME claims by myself in September 1997, on subsequent data analysis, and on a review of relevant public and private reports.

     6. I am an independent consulting geologist and have no direct or indirect interests in the FAME- claims or in Anyox Resources Inc., nor do I expect to receive any.

DATED at Vancouver, B.C. this nineteenth day of August 1998


/s/      "Ebo Bakker"

Ebo Bakker, M.Sc., P. Geol. (Alberta)